As filed with the Securities and Exchange Commission on June 7, 2005, Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Youbet.com, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	95-4627253
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

5901 De Soto Avenue Woodland Hills, California (Address of Principal Executive Offices)	91367 (Zip Code)

YOUBET.COM, INC.
EQUITY INCENTIVE PLAN
(Full Title of Plan)

Scott Solomon
General Counsel
Youbet.com, Inc.
5901 De Soto Avenue
Woodland Hills, California 91367
(Name and Address of Agent for Service)

Telephone number of agent for service:
(818) 668-2100

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum Offering	Maximum
Title Of Security	Amount Being	Price Per	Aggregate Offering	Amount Of
Being Registered	Registered*	Share**	Price**	Registration Fee
Common Stock, Par Value $0.001	750,000 shares	$4.68	$3,510,000.00	$413.13

(*)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate number of additional shares which may be offered and issued in accordance with the Equity Incentive Plan terms to prevent dilution from stock splits, stock dividends or similar transactions.

(**)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. This estimate is based on the average of the high and low per share price as reported on the NASDAQ SmallCap Market on June 3, 2005.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The documents containing information specified in the instructions to Part I of Form S-8 will be sent or given to employees, officers, non-employee directors, advisors and consultants participating in the Youbet.com, Inc. Equity Incentive Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Those documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     Youbet.com, Inc. hereby incorporates, or will be deemed to have incorporated, herein by reference the following documents:

•	Youbet’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004;

•	Youbet’s quarterly report on Form 10-Q for the quarter ended March 31, 2005, filed May 4, 2005;

•	Youbet’s current report on Form 8-K, dated January 14, 2005 and filed January 18, 2005;

•	Youbet’s current report on Form 8-K, dated January 28, 2005 and filed February 2, 2005;

•	Youbet’s current report on Form 8-K, dated February 8, 2005 and filed February 11, 2005;

•	Youbet’s current report on Form 8-K, dated and filed May 24, 2005;

•	Youbet’s current report on Form 8-K, dated June 1, 2005 and filed June 2, 2005;

•	Youbet’s current report on Form 8-K, dated June 2, 2005 and filed June 6, 2005;

•	Youbet’s definitive proxy statement filed under cover of Schedule 14A, filed May 2, 2005;

•	Youbet’s definitive additional proxy solicitation materials, filed June 1, 2005;

•	The description of Youbet’s common stock contained in Youbet’s amended registration statement on Form 8-A/A filed with the Securities and Exchange Commission on April 9, 2004, including any subsequently-filed amendment thereto or report filed for the purpose of updating such description; and

•	All documents filed by Youbet pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, other than information furnished in a current report on Form 8-K.

Item 4. Description of Securities.

     None.

Item 5. Interests of Named Experts and Counsel.

     Not Applicable.

Item 6. Indemnification of Directors and Officers.

     Section 102(b)(7) of the General Corporation Law of the State of Delaware (the “DGCL”), provides that a corporation (in its original certificate of incorporation or an amendment thereto) may eliminate or limit the personal liability of a director (or certain persons who, pursuant to the provisions of the certificate of incorporation, exercise or perform duties conferred or imposed upon directors by the DGCL) to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provisions shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or (iv) for any transaction from which the director derived an improper personal benefit.

     Reference is made to Section 145 of the DGCL, which provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation (also known as a “derivative action”)), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s charter, by-laws, disinterested director vote, stockholder vote, agreement or otherwise.

     Youbet’s Certificate of Incorporation and Article XI of Youbet’s Amended and Restated By-laws limit the liability of directors to the maximum extent permitted by the DGCL. Youbet maintains insurance covering certain liabilities of its directors and officers and certain liabilities of the directors and officers of its subsidiaries.

Item 7. Exemption From Registration Claimed.

     Not Applicable.

Item 8. Exhibits.

Exhibit Number	Description of Exhibit
5.1	Opinion of Dow, Lohnes & Albertson, PLLC

23.1	Consent of Piercy Bowler Taylor & Kern, PC

23.2	Consent of BDO Seidman, LLP

23.3	Consent of Dow, Lohnes & Albertson, PLLC (contained in their opinion filed as Exhibit 5.1)

Item 9. Undertakings.

     The registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of a registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Woodland Hills, State of California on the 2nd day of June, 2005.

YOUBET.COM, INC.
By:	/s/ Charles F. Champion
Charles F. Champion
President, Chief Executive Officer and Chairman of the Board of Directors

     Each person whose signature appears below, constitutes and appoints Charles F. Champion and Charles R. Bearchell, and either of them, with full power to act without the other, such person’s true and lawful attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this registration statement and any and all amendments to such registration statements and other documents in connection therewith, and to file the same, and all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, thereby ratifying and confirming all that said attorneys-in-fact, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement to be signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Charles F. Champion Charles F. Champion	President, Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	June 2, 2005

/s/ Charles R. Bearchell Charles R. Bearchell	Chief Financial Officer (Principal Financial Officer)	June 2, 2005

/s/ Jae C. Yu Jae C. Yu	Corporate Controller (Principal Accounting Officer)	June 2, 2005

/s/ David M. Marshall David M. Marshall	Vice Chairman of the Board of Directors	June 2, 2005

/s/ Gary Adelson Gary Adelson	Director	June 2, 2005

Signature	Capacity	Date

/s/ Joseph Barletta Joseph Barletta	Director	June 2, 2005

/s/ Robert Brierley Robert Brierley	Director	June 2, 2005

/s/ R. Douglas Donn R. Douglas Donn	Director	June 2, 2005

/s/ James Edgar James Edgar	Director	June 2, 2005

/s/ F. Jack Liebau F. Jack Liebau	Director	June 2, 2005